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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): March 22, 2000

                               GARTNER GROUP, INC.
                               -------------------
               (Exact Name of Registrant as Specified in Charter)






        Delaware                       1-14443               04-3099750
        --------                       -------               ----------
(State or Other Jurisdiction    (Commission File Number)    (IRS Employer
     of Incorporation)                                     Identification No.)



                              Post Office Box 10212
                               56 TOP GALLANT ROAD
                             STAMFORD, CT 06904-2212
               (Address of Principal Executive Offices) (Zip Code)




Registrant's telephone number, including area code: (203) 316-1111



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.



         On March 21, 2000, Gartner Group, Inc. ("Gartner Group") acquired, through an indirect wholly owned subsidiary, 90% of the equity of TechRepublic, Inc., a Delaware corporation ("TechRepublic"), by way of merger of its indirect subsidiary with and into TechRepublic, which was the surviving corporation in the merger, pursuant to an Agreement and Plan of Reorganization by and among Gartner Group, its acquisition subsidiary, TechRepublic, certain shareholders of TechRepublic and the other parties thereto. The remaining 10% of the equity of TechRepublic was retained by certain existing management and employee shareholders of TechRepublic. The former shareholders of TechRepublic received aggregate consideration of approximately $78.5 million in cash, a portion of which is being held in escrow to support certain indemnification obligations of TechRepublic. The purchase price was determined by arms'-length negotiation among the parties.

         TechRepublic's website, www.techrepublic.com, is a leading online destination for information technology, or IT, professionals developed exclusively by IT professionals. The website has more than 450,000 registered members.

         The acquisition will be accounted for as a purchase transaction. The majority of the purchase price is comprised of goodwill, which will be amortized over a three-year period.

         Gartner Group financed the acquisition by drawing on its $500 million working capital facility provided by a bank syndicate for which The Chase Manhattan Bank N.A. acts as administrative agent.

         The Press Release announcing the consummation of the acquisition is attached to this Current Report on Form 8-K as Exhibit 99.1.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GARTNER GROUP, INC.

Dated:  April 4, 2000                       By: /s/ Regina Paolillo
                                                -----------------------
                                                Chief Financial Officer





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                                  EXHIBIT INDEX


        NO.       DOCUMENT
        ---       --------

         99.1 Press Release announcing the acquisition of TechRepublic Inc. by Gartner Group, Inc., dated March 22, 2000.